Mail Stop 4561

      							March 15, 2006

Mr. Yorgen H. Edholm
President and Chief Executive Officer
I-Many, Inc.
399 Thornall Street
12th Floor
Edison, New Jersey 08837

	Re:	I-Many, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004 Form 10-Q for Fiscal Quarter Ended March 31, 2005 Form 10-Q for Fiscal Quarter Ended June 30, 2005
		Form 10-Q for Fiscal Quarter Ended September 30, 2005
      File No. 000-30883

Dear Mr. Edholm:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments

								Sincerely,


								Stephen Krikorian
								Accounting Branch Chief